August 10, 2000

Employee:

Dear Employee:

Bion Environmental Technologies, Inc. ("Bion") is offering its employees and other persons who own options under Bion's Option Plans the opportunity to exchange certain outstanding options effective August 10, 2000 (the "Exchange Offering"). The options involved are those with exercise prices of $3.60 per share or greater ("Existing Options"). The offer is designed to permit you to exchange these Existing Options for a smaller number of new options that will have an exercise price of $2.00 per share, exercisable until December 31, 2002 ("New Options"), on an all-or-none basis.

An "Exchange Value" has been determined by Bion's accountants using a "Black-Scholes" calculation for the Existing Options and the New Options. These Exchange Values, which are only relative values and do not represent actual fair market values, have been used to calculate the number of New Options you will receive if you elect to exchange all of your Existing Options for New Options. In addition, Bion is providing a 5% premium to the Exchange Value of the Existing Options as an incentive for participation in the Exchange Offering.

Our records show that you currently own the Existing Options set forth on Exhibit A. These would be exchanged for the number of New Options also set forth on Exhibit A. All vesting provisions will remain unchanged. See Exhibit A.

It is important to note that: 1) you will receive a smaller number of New Options than Existing Options if you elect to participate in the Exchange Offering; 2) at current market prices, the New Options will be "in the money" at a lower stock price than the Existing Options; and 3) you will be exchanging all of your Existing Options for New Options.

Copies of our Option Plans and our most recent Forms 10-KSB, 10-QSB and 8-K filings are available in each Bion office for your review. If you would like copies of any or all of these documents, please call me at the above telephone number and I will have them sent to you.

The Exchange Offering will continue until August 31, 2000.

It is important that you review all materials carefully and sign and return this letter if you wish to participate in the Exchange Offering. If you do not elect to participate, your Existing Options will remain unchanged. If you have questions regarding the Exchange Offering, please do not hesitate to call me, Dominic Bassani, or Duane Stutzman.

Sincerely,

/s/ Mark A. Smith
Mark A. Smith,
Chairman

Accepted by:_____________________      Date: _____________
            (signature)

            _____________________
              (printed name)